Exhibit 99.1

Investor Contact:	Media Contact:
Mark Kimbrough	Ed Fishbough
(615) 344-2688	(615) 344-2810

HCA Previews 2012 First Quarter Results

HCA to Record Net Positive Adjustments to Medicare Revenues

Nashville, Tenn., April 12, 2012—HCA Holdings, Inc. (NYSE: HCA) today announced preliminary financial and operating results for the first quarter ended March 31, 2012. The financial results are subject to finalization of the Company’s quarterly financial and accounting procedures.

HCA anticipates revenues for the first quarter will be approximately $8.380 billion to $8.430 billion, compared to $7.406 billion in the first quarter of 2011. Adjusted EBITDA for the first quarter of 2012 is expected to be approximately $1.795 billion to $1.845 billion compared to $1.590 billion in the first quarter of 2011. Adjusted EBITDA is a non-GAAP measure and a table reconciling pretax income to Adjusted EBITDA is included in this release. Same facility admissions for the first quarter of 2012 increased approximately 3.2 percent compared to the prior year.

Financial results for the first quarter ended March 31, 2012 include two separate adjustments related to Medicare revenues for prior periods, the net effect of which is expected to result in increases of approximately $188 million to revenues, approximately $170 million to Adjusted EBITDA and approximately $0.22 to earnings per diluted share. The two adjustments to Medicare revenues, both of which are industry issues, are described below:

Rural Floor Provision Settlement

The Balanced Budget Act of 1997 (BBA) established a rural floor provision, by which an urban hospital’s wage index within a particular state could not be lower than the statewide rural wage index. The wage index reflects the relative hospital wage level compared to the applicable average hospital wage level. BBA also made this provision budget neutral, meaning that total wage index payments nationwide before and after the implementation of this provision must remain the same. To accomplish this, the Centers for Medicare & Medicaid Services (CMS) was required to increase the wage index for all affected urban hospitals, and to then calculate a rural floor budget neutrality adjustment (RFBNA) to reduce other wage indexes in order to maintain the same level of payments. Litigation has been pending for several years contending that CMS miscalculated the RFBNA since 1999.

The related litigation, in which HCA participated, has now been settled. A settlement agreement was signed on April 5, 2012. As a result of the agreement, HCA expects to receive additional Medicare payments of approximately $271 million by June 30, 2012. This amount was recorded as an adjustment to revenues and estimated related expenses of approximately $18 million were recorded for the first quarter ended March 31, 2012.

SSI Disproportionate Share Payment Calculations

During March 2012, CMS issued new Supplemental Security Income (SSI) ratios used for calculating Medicare Disproportionate Share Hospital (DSH) reimbursement for federal fiscal years (FYs) ending September 30, 2006 through September 30, 2009. As a result of these new SSI ratios, U.S. hospitals must recalculate their Medicare DSH reimbursement for the affected years and record adjustments for any differences in estimated reimbursement as a part of their annual cost report settlement process.

As background, an individual hospital’s Medicare DSH reimbursement is based on two factors: (1) the percent of its Medicaid patient days to its total patient days, and (2) the percent of its patient days for Medicare patients qualifying for SSI to its total Medicare patient days. SSI qualification reflects low income, blindness or disability. Information pertaining to those Medicare beneficiaries who qualify for SSI is completely within the knowledge of the federal government and unavailable to hospitals until the individual hospital SSI ratios are determined and issued by CMS. Historically, CMS issued each hospital its SSI ratio annually, several months after the end of each fiscal year. However, CMS delayed issuing final SSI ratios for years after FY 2005 likely due to a non-HCA related court case challenging the Government’s computation of SSI ratios. This challenge, which began in 2006, was resolved in the U.S. Circuit Court of Appeals late last year.

Pending CMS’s issuance of new SSI ratios for FY 2006 forward, HCA had utilized the SSI ratios that were most recently provided by CMS in filing its hospital cost reports. The cumulative impact of this retroactive adjustment was a reduction in Medicare revenues of approximately $83 million, or approximately $1 million per month for the 78 month period from October 2005 through March 2012. This adjustment was reflected in our results of operations for the first quarter ended March 31, 2012.

The Company will address the impact of these Medicare revenue adjustments on its previously issued full year 2012 guidance when it reports its complete financial results for the first quarter on, or about, May 3, 2012.

Cautionary Statement about Preliminary Results and Other Forward-Looking Information

This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact and are subject to finalization of the Company’s first quarter financial and accounting procedures. Such statements include statements regarding the financial impact of the litigation related to the calculation of the RFBNA and statements regarding the effects of the new SSI ratios and the calculation of and expected Medicare DSH reimbursement and retroactive adjustments. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (2) the effects related to the enactment and implementation of the Budget Control Act of 2011 and the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “Health Reform Law”), the possible enactment of additional federal or state health care reforms and possible changes to the Health Reform Law and other federal, state or local laws or regulations affecting the health care industry, (3) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (4) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (5) possible changes in the Medicare, Medicaid and other state programs, including Medicaid upper payment limit programs or Waiver Programs, that may impact reimbursements to health care providers and insurers, (6) the highly competitive nature of the health care business, (7) changes in service mix, revenue mix and surgical volumes, including potential declines in the population covered under managed care agreements, the ability to enter into and renew managed care provider agreements on acceptable terms and the impact of consumer driven health plans and physician utilization trends and practices, (8) the efforts of insurers, health care providers and others to contain health care costs, (9) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (10) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (11) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (12) changes in accounting practices, (13) changes in general economic conditions nationally and regionally in our markets, (14) future divestitures which may result in charges and possible impairments of long-lived assets, (15) changes in business strategy or development plans, (16) delays in receiving payments for services provided, (17) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions, (18) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (19) our ongoing ability to demonstrate meaningful use of certified electronic health record technology and recognize income for the related Medicare or Medicaid incentive payments, and (20) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2011 and other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “Company” and “HCA” as used throughout this release refer to HCA Holdings, Inc. and its affiliates.

HCA Holdings, Inc.

Supplemental Operating Results Summary

(Dollars in millions)

	Range First Quarter 2012
	Low	High
Income before income taxes	$935	$985
Approximate depreciation and amortization	416	416

Approximate interest expense	442	442
Approximate other	2	2

Adjusted EBITDA (a)	$1,795	$1,845

(a)	Adjusted EBITDA is a non-GAAP financial measure. We believe that Adjusted EBITDA is an important measure that supplements discussions and analysis of our results of operations. We believe that it is useful to investors to provide disclosures of our results of operations on the same basis as that used by management. Management relies upon Adjusted EBITDA as a primary measure to review and assess operating performance of its hospital facilities and their management teams.

Management and investors review both the overall performance (GAAP income before income taxes) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods of the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that gains or losses on sales of facilities and impairments of long-lived assets will occur in future periods, but the amounts recognized can vary significantly from quarter to quarter, do not directly relate to the ongoing operations of our health care facilities and complicate quarterly comparisons of our results of operations and operations comparisons with other health care companies.

Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to income before income taxes as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

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